Exhibit 10.15

August 25, 2003

Mr. Randy Potts
VIA EMAIL

Dear Randy:

I am pleased to confirm an offer of employment for you to join Convio (or the “Company”) as our Vice President of Sales with a start date of September 16, 2003 (“Start Date”).  The following information will outline your compensation, benefits and responsibilities as the new leader of the team.

Position & Responsibilities:  As Vice President of Sales you will report to the Chief Executive Officer of Convio.  In such capacity, you will perform all services and duties necessary to manage and conduct the business of the Company that are associated with the position of Vice President of Sales.  This is a full-time position and you will use your best efforts, skill, and abilities to promote the Company’s interests.

Compensation:  Your initial base salary will be $11,666.67 per month ($140,000 on an annualized basis), less applicable withholding and paid in conformance with the Company’s normal payroll process.  In addition to your base salary, you will be eligible to receive a quarterly performance bonus of $27,500 less applicable withholding.  If earned, this incentive will be paid quarterly at the end of each fiscal quarter.  The criteria against which the bonus opportunity will be measured.  shall be determined by the CEO, subject to approval by the Board of Directors, after you have been employed for a reasonable period of time, not to exceed three months.

Benefits:  As a full-time, salaried employee of the Company, you will be eligible for the Company’s standard package of benefits.  Details pertaining to your benefits will be presented to you on your Start Date.

Stock Options:  Subject to the approval of the Board of Directors of the Company, you will be granted an option to purchase 189,094 shares of Common Stock of the Company.  This amount is equal to 1.5% of all outstanding shares on a fully-diluted basis as of the date of this letter.  In addition, if you achieve certain performance targets, you will be granted another option on July 1, 2004, to purchase another 31,516 shares of Common Stock of the Company.  The options shall be subject to the terms and conditions of the Company Option Plan and the option agreement covering the option grant.  The options will have an exercise price equal to the fair market value of the Company’s Common Stock at the date of grant, which is the date of the Board approval of the options.

The following provision sets forth the vesting schedule associated with the options to be granted to you:  (Please refer to the Company’s option plan documents for additional details associated with this provision):

Vesting Schedule:  The Option Shares shall initially be unvested.  Optionee shall acquire a vested interest in (i) twenty-five percent (25%) of the Option Shares upon Optionee’s completion of one (1) year of Service measured from the Vesting Commencement Date and (ii) the balance of the Option Shares in a series of thirty-six (36) successive equal monthly installments upon Optionee’s completion of each additional month of Service over the thirty-six (36) month period measured from the first anniversary of the Vesting Commencement Date.  In no event shall any additional Option Shares vest after Optionee’s cessation of Service.

As a condition of your employment, you will be required to sign the Company’s standard form of employee confidentiality and assignment of inventions agreement, and to provide the Company with documents establishing your identity and right to work in the United States.  Those documents must be provided to the Company within three days after your employment start date.  In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination for age, sex, race, national origin, disability or other discrimination or harassment), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Travis County, Texas.  You and the Company hereby waive your respective rights to have any such disputes or claims tried to a judge or jury; provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the actual or alleged misuse or misappropriation of the Company’s property, including, but not limited to, its trade secrets or proprietary information.

This agreement shall be governed by the laws of the state of Texas, without giving effect to conflicts of law principles.

This agreement and the confidentiality and stock option agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company.  The provisions of this agreement regarding “at will” employment and arbitration may only be modified by written agreement between you and the Company.

To confirm your understanding and acceptance of the terms of our offer, please sign below and fax a copy of this letter to me at 512-652-2691.

Randy, we look forward to a fruitful and mutually beneficial relationship with you.  We hope that you will grow and prosper with us, and that you are as excited about joining as we are at having the opportunity to work with you.

Sincerely,

Gene Austin
CEO, Convio, Inc.

Accepted by:
Randy Potts

/s/ Randy Potts
Name

Date:	8/26/03